Media:	Investors:
Thomas Furr Smart Online, Inc. 919-765-5000 tfurr@smartonline.com	David K. Waldman/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 dwaldman@lhai.com

Smart Online Accelerates Its Business Model by Building Its
Sales Operations on the East and West Coasts

RESEARCH TRIANGLE PARK, N.C., June 20, 2005 — Smart Online Inc. (OTCBB: SOLN) has recently hired two experienced sales executives to continue its planned expansion across the United States. In their respective roles, Brian Jeffery and William Beckett will lead field sales efforts to expand the company’s business partnerships and drive additional business within the small business market.

“We are continuing to execute on our strategy of building our network of private label partners which includes BusinessWeek, JPMorgan Chase, INC Magazine, Union Bank of California, FastCompany Magazine, and others that have provided exposure to over 4 million small business customers. We are accelerating our business model by opening two regional sales operations and appointing experienced individuals to carry out our plan,” said Michael Nouri, president and chief executive officer of Smart Online.

Brian Jeffery, responsible for west coast operations, is located in the San Francisco area. Brian brings extensive software sales experience including 3 years at SalesForce.com during their early years of rapid expansion. He completed his MBA at Santa Clara University.

Bill Beckett, responsible for east coast operations, is located in Buffalo, New York. Bill has been in the technology arena for over 15 years and technology sales for over 10 years. He completed his MBA at Niagara University.

About Smart Online

Smart Online Inc., www.smartonline.com, is one of the pioneers of Web-native applications and is the first vendor to offer a private label syndicated online business platform that enables Web delivery of critical applications and services for small-to-medium businesses. Smart Online led the industry by converting its business applications to Software-as-Service (SaS) Web delivery in 1999. Today, the company markets Web-based applications to customers via Smart Online’s Web site and by private labeling its syndicated software services for use on large corporate Web sites in the financial services, media, manufacturing and telco industries. These companies private-label and add to their Web sites the “Software-as-Service” applications from Smart Online in order to assist their existing business customers and new customers who want to run their business more efficiently but don’t want to commit the upfront capital for software and IT resources.

For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factors Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2004, copies of which may be obtained on the website of the Securities and Exchange Commission. All information in this press release is as of June 20, 2005. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.

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